PROSPECTUS SUPPLEMENT NO. 1 TO           This filing is made pursuant to Rule
PROSPECTUS DATED APRIL 24, 2002          424(b)(3) under the Securities Act of
                                         1933, as amended, in connection with
                                         Registration No. 333-85894


                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                                  $185,000,000
            3.50% Senior Convertible Debentures due February 1, 2022
                                       and
             Common Stock issuable upon Conversion of the Debentures

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     This prospectus supplement will be used by the holders of debentures listed below to resell their debentures or the shares of our common stock, par value $0.01 per share, issuable upon conversion of the debentures.

     You should read this prospectus supplement together with the prospectus dated April 24, 2002, which is to be delivered with this prospectus supplement.

     The table below sets forth additional and updated information concerning beneficial ownership of the debentures, and supplements and, to the extent inconsistent with, amends the table appearing under the caption "Selling Securityholders" beginning on page 32 of the prospectus. To the extent that a selling securityholder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding that selling securityholder supersedes the information set forth in the prospectus. We have prepared this table based on information given to us by the selling securityholders listed below prior to the date hereof.


                                                 Principal                           Number of
                                                 Amount of                           Underlying
                                                 Debentures      Percentage of       Shares of       Percentage of
                                               Owned and that      Debentures       Common Stock      Common Stock
Name                                            May be Sold       Outstanding     that May be Sold  Outstanding (1)
----------------------------------------        -----------       -----------     ----------------  ---------------
Alpine Associates                                 9,075,000         4.91%            233,470.54            *
Alpine Partners, L.P.                             1,175,000           *               30,228.97            *
Clinton Multistrategy Master
   Fund, Ltd.                                     3,750,000         2.03%             96,475.43            *
Clinton Riverside Convertible
   Portfolio Limited                              3,750,000         2.03%             96,475.43            *
Cobra Master Fund, Ltd.                           1,100,000           *               28,299.46            *
Nomura Securities International, Inc. (2)         3,000,000         1.62%             77,180.34            *
TD Securities (USA) Inc.                          5,000,000         2.70%            128,633.91            *

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*    Less than 1%

(1)  Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using
     44,470,994 shares of common stock outstanding as of March 22, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's debentures, but we did not assume conversion of any other holder's debentures.

(2)  Beneficially owns 16,162 shares of our common stock.

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     Investing in the debentures involves risks that are described in "Risk Factors Relating to Our Debt" beginning on page 9 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus supplement is May 10, 2002